EXHIBIT 99.2

   Jack in the Box Inc. Reports Fourth Quarter and FY2004 Results;
          Affirms Guidance for First Quarter and Fiscal 2005

    SAN DIEGO--(BUSINESS WIRE)--Nov. 17, 2004--Jack in the Box Inc. (NYSE:JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today reported net earnings of $21.7 million, or 58 cents per diluted share, in the fourth quarter ended Oct. 3, 2004, compared with $16.4 million, or 45 cents per diluted share, in the same quarter a year ago. Excluding a 3-cent benefit for an extra week in the fourth quarter of fiscal 2004, and a 4-cent charge in the fourth quarter of fiscal 2003 related to lease-assumption obligations arising from the bankruptcy of a restaurant chain previously owned by the company, diluted EPS were 55 cents versus 49 cents last year. The 53rd week contribution was higher than the company's 1-cent estimate due to higher sales, improved restaurant operating margin and a lower tax rate.
    Diluted EPS in the fourth quarter were 9 cents higher than the company's guidance due to the following: higher sales and improved restaurant operating margin (10 cents); higher other revenues (1 cent); lower interest expense from lower-than-anticipated borrowing rates (1 cent); and a tax-rate reduction (2 cents) -- partially offset by higher SG&A (negative 5 cents).
    For the 53-week fiscal 2004, net earnings increased to $78.5 million, or $2.12 per diluted share, compared with $73.6 million, or $1.99 per diluted share, in fiscal 2003. Excluding a first-quarter after-tax charge of $5.7 million, or 15 cents per diluted share, for costs related to refinancing the company's credit facility in January and the 53rd week contribution of 3 cents per diluted share, fiscal 2004 net earnings were $82.7 million, or $2.24 per diluted share, versus $75.3 million, or $2.04 per diluted share, a year ago, after excluding the fourth-quarter FY03 lease-assumption charge mentioned above.
    The company also announced that it completed its $35 million share repurchase authorization on Oct. 27, buying back 1.08 million shares of its stock at an average price of $32.46.
    "Innovation returned to Jack in the Box in fiscal 2004, and with it came unique new products, sales growth, higher profits and an optimistic outlook for continued improvement," said Chairman and CEO Robert Nugent. "Our initiative to reinvent the Jack in the Box brand is bringing higher quality products to our menu, along with better and more consistent guest service and re-imaged restaurant facilities. Also emerging from our brand reinvention efforts was a new fast-casual restaurant concept, which is currently in test in San Diego and will soon open at nine locations in Boise, Idaho, and Bakersfield, Calif., with an improved interior design, enhanced flame-grilled menu, and a new name to reflect the upgraded cooking platform -- JBX Grill(TM).
    "Now with four brands in our portfolio and operations in 33 states, we're moving closer to our goal of becoming a national restaurant company. Our consolidated systemwide number of units increased by nearly 7 percent during the year, with 26 percent of those units being franchised. One of the company's key growth strategies is to increase our franchising activities. This will enable us to grow more flexibly, while improving margins and returns with less financial risk and providing long-term cash-flow acceleration from sales of restaurants."

    Fourth Quarter Fiscal 2004 Financial Highlights

    -- 17 new company Jack in the Box restaurants opened versus 21 forecast and 27 in FY03, bringing to 2,006 the total number of Jack in the Box restaurants at fiscal year end; 28 new company and franchised Qdoba sites, as forecast, versus 15 in FY03, bringing to 177 the total number of Qdoba restaurants at fiscal year end compared with 111 a year ago; and 4 new Quick Stuff convenience stores opened versus 6 forecast and 5 in FY03, bringing to 29 the total number of c-store locations at fiscal year end compared with 18 a year ago. The company said it opened fewer units than expected in the quarter due to the continuation of short-term construction delays.

    -- Same-store sales at Jack in the Box restaurants increased 4.1 percent compared with a 0.9 percent increase in FY03.
        Same-store sales at Qdoba increased in the high-single-digit range on top of a double-digit increase in FY03.

    -- Distribution and other sales were $65.0 million versus $30.4 million in FY03, primarily due to increased distribution sales to Qdoba and Jack in the Box franchised restaurants, additional Quick Stuff units, higher fuel sales and additional sales from the 53rd week. Increases in other sales reflect higher retail prices per gallon of fuel, with proportionately higher costs of sales, yielding stable penny profits.

    -- Other revenues were $5.5 million compared with $5.6 million in FY03, primarily related to the sale of 11 Jack in the Box restaurants to franchisees versus 8 last year, with the variance in gains due to differences in the sales and cash flows of the restaurants being sold.

    --  Total revenues were $594 million versus $493 million in FY03.

    -- Costs of revenues were at 82.1 percent, compared with 82.8 percent in FY03, primarily due to higher restaurant operating margins, partially offset by increased distribution and fuel sales at lower margins.

    -- Restaurant operating margin was at 17.8 percent of sales compared with 16.9 percent forecast and 15.8 percent in FY03, due to additional leverage from higher sales, effective labor management, and lower costs for occupancy and insurance, the latter resulting from implementation of a new restaurant safety program, partially offset by higher incentive accruals and higher food costs.

    -- SG&A expense rate was at 11.6 percent of revenues compared with 11.4 percent forecast, due primarily to higher costs related to additional training, professional fees and incentive accruals, and compared with 10.9 percent in FY03. SG&A costs were higher than last year, primarily due to higher pension and incentive accruals, as well as the additional costs for the 53rd week.

    -- Interest expense was $3.6 million versus $5.2 million in FY03 and was lower than forecast due to lower-than-anticipated borrowing rates and the recent term-loan repricing.

    -- Income tax rate was 35.4 percent versus 36.2 percent in FY03, primarily due to higher-than-anticipated tax credits obtained.

    --  Weighted average shares outstanding were 37.6 million versus
        36.6 million in FY03.

    -- Capital expenditures were $36 million compared with $34-39 million forecast and $41 million in FY03.

    -- Earnings from operations were $37.1 million and depreciation/amortization was $20 million versus $30.9 million and $16.8 million, respectively, in FY03.

    -- Current ratio was 0.9 versus 0.6 in FY03. The company currently has no balance outstanding on its $200 million revolving credit facility. Cash balances were $132 million versus $22 million a year ago, primarily due to strong operating cash flows, payments from franchisees on notes receivable, reduced working capital requirements, and proceeds from sales of restaurants to franchisees.

    --  Debt:equity ratio was 0.5:1 versus 0.6:1 in FY03.

    -- Accounts and notes receivable decreased $13 million from a year ago, primarily due to repayment of short-term loans made to qualified Jack in the Box franchisees for purchases of restaurants from the company.

    -- Other assets increased $27 million from a year ago, primarily due to $30 million of contributions made to the company's qualified pension plans during the year.

    -- Current liabilities increased by $38 million from a year ago, primarily related to higher incentive and tax accruals.

    -- Total debt was $305 million compared with $303 million in FY03.

    -- Stockholders' equity increased $107 million from a year ago, reflecting a $79 million increase from net earnings and a $26 million reduction of a pension liability charge, primarily resulting from contributions to the company's qualified pension plans. The accumulated benefit obligations of these plans were fully funded as of the measurement date.

    Fourth Quarter Fiscal 2004 Initiatives

    -- New products added to the menu in the quarter included Natural Cut Fries, a skin-on version that replaced the chain's previous style of fries; Sourdough Melts, two premium sourdough sandwiches made with either a jumbo beef patty or chicken fillet and topped with grilled onions, a slice of American and Swiss-style cheese, mayo-onion sauce and sweet mustard; and Chocolate Malted Crunch Shake, made with real vanilla ice cream, bittersweet chocolate syrup and chocolate-covered malt pieces.

    -- Jack in the Box restaurants began accepting Discover cards in July. Currently, all company restaurants and most franchised locations -- more than 90 percent of the Jack in the Box chain -- now accept MasterCard, Visa and Discover cards.

    -- Jack in the Box restaurants achieved all-time-low crew turnover levels for the chain during fiscal 2004. To further reduce turnover and provide more consistent levels of guest service, Jack in the Box rolled out in the fourth quarter a new, interactive system of computer-based training (CBT). Incorporating audio, video and text -- all of which are updated via satellite technology -- CBT is also designed to reduce the administrative demands on restaurant managers.

    Fiscal 2004 Financial Highlights

    -- 56 new company Jack in the Box restaurants opened versus 60 forecast and 90 in FY03; 67 new company and franchised Qdoba restaurants opened, as forecast, versus 28 in FY03; 11 new Quick Stuff convenience stores opened versus 13 forecast and 6 in FY03. The company said that Qdoba was neutral to earnings for the year and is expected to be slightly accretive in 2005. Qdoba, Quick Stuff and JBX operations are not material components of the company's consolidated financial results or projections.

    -- Same-store sales at Jack in the Box restaurants increased 4.6 percent compared with a 1.7 percent decrease in FY03. Same-store sales at Qdoba increased in the high-single-digit range on top of a double-digit increase in FY03. Consolidated restaurant sales topped $2 billion for the first time in the company's history.

    -- Distribution and other sales were $197.8 million versus $108.7 million in FY03.

    -- Other revenues were $24 million, primarily from the sale of 49 restaurants to franchisees, versus $31 million, from the sale of 36 restaurants last year, with the variance in average gains due to differences in the sales and cash flows of the restaurants being sold.

    -- Total revenues increased to $2.3 billion versus $2.06 billion in FY03.

    -- Costs of revenues were 82.1 percent, the same as in FY03, as lower gains on sales of restaurants to franchisees and increased distribution and other sales at lower margins were offset by a higher restaurant operating margin.

    --  Restaurant operating margin was 17.3 percent of sales versus
        16.4 percent in FY03, primarily due to control of labor, restaurant managed costs, and occupancy costs, resulting from Profit Improvement Program initiatives, as well as additional leverage on higher sales, which more than offset higher food costs.

    --  SG&A expense rate was 11.4 percent of revenues compared with
        11.3 percent forecast and 11.1 percent in FY03, due to the reasons noted above for the fourth quarter FY04 increases, as well as Qdoba overhead for the full year in FY04 versus three quarters last year.

    -- Interest expense was $27.3 million, or $18.1 million excluding the $9.2 million first-quarter charge related to the company's refinancing, compared with $24.8 million in FY03. The $7 million decrease versus FY03 is primarily due to refinancing of the company's credit facility and subsequent repricing.

    -- Income tax rate was 36.6 percent compared with 36.2 percent in FY03. Income tax rate is expected to return to its normal rate of 38 percent in fiscal 2005.

    -- Weighted average shares outstanding totaled 37 million, the same as last year.

    -- Capital expenditures were $130 million compared with $128-133 million forecast and $121 million in FY03.

    -- Earnings from operations were $151 million and depreciation/amortization was $80 million versus $140 million and $70 million, respectively, in FY03.

    First Quarter Fiscal 2005 Initiatives

    -- Jack in the Box has added to its menu a new premium sandwich and ice cream shake: The Chicken Cordon Bleu sandwich features a grilled chicken fillet, Black Forest ham, real Swiss cheese and a creamy garlic parmesan sauce stacked between the chain's signature sourdough bread; the Pumpkin Pie Shake is made with pumpkin-flavored ice cream seasoned with nutmeg and cinnamon. With consumers seeking more nutritious options for themselves and their children, Jack in the Box added to each of its Kid's Meals a 4-oz. serving of Mott's Original Applesauce, and in January, will introduce a new entree salad.

    -- This week, Jack in the Box becomes the first major quick-serve hamburger chain to offer reloadable gift cards at virtually all of its restaurants. "Jack Cash" gift cards are initially available in any amount from $5 to $100.

    -- Next week, Jack in the Box restaurants will begin a holiday promotion by offering free with large combo orders a new
        Holiday Antenna Ball, with Jack's familiar likeness featuring reindeer antlers and a bright-red nose.

    -- In September, Jack in the Box began offering all restaurant hourly employees access to health coverage, including vision and dental benefits. As an additional incentive to crew members with more than a year's service, Jack in the Box will pay a portion of their premiums. The company expects the program will further reduce turnover, as well as training costs and workers' compensation claims.

    -- The company is replacing its mystery-guest program for evaluating guest service with one that asks randomly selected customers to rate their restaurant experience in an automated survey via telephone or Internet. The new program, dubbed "Voice of the Customer," provides restaurant managers with more relevant guest feedback regarding their Jack in the Box experience. Voice of the Customer will provide each restaurant several reports every week versus two monthly reports generated by mystery shoppers, and is expected to save the company about $1 million annually in replacement of the mystery-guest program.

    -- The company will expand its fast-casual JBX Grill concept. Approximately four restaurants will be converted in Boise, Idaho, and approximately three will be converted in Bakersfield, Calif., by calendar year end, and one new unit in each of those markets will open shortly thereafter. The company said that the new JBX Grill restaurants will feature menu enhancements and facility design improvements developed from learnings gained in the two San Diego locations, which opened in March. These two restaurants will also be upgraded to include the improvements being made at the Boise and Bakersfield sites. The company plans to expand the test to Dallas by the end of fiscal 2005.

    First-Quarter and Fiscal 2005 Guidance Update

    The company affirmed its sales estimates and its earnings guidance of approximately 69 cents per diluted share in the first quarter and approximately $2.43 per diluted share in fiscal 2005 compared with $2.12 per diluted share in fiscal 2004. Excluding other revenues, which primarily relate to sales of restaurants to franchisees in both years, and excluding the refinancing charge, the 53rd week and the lower tax rate in fiscal 2004, all of which total approximately 45 cents per diluted share in fiscal 2005 and 33 cents per diluted share in fiscal 2004, operating earnings per share are expected to increase approximately 11 percent in fiscal 2005 on top of an approximate 20 percent increase in fiscal 2004. At this time, the company intends to offset higher food costs related to produce shortages through food-cost mitigation strategies and continuing Profit Improvement Program initiatives. The company will monitor the shortage situation carefully and will promptly advise if its estimates change.
    In this earnings release, the company provides both earnings per diluted share and net earnings determined in accordance with generally accepted accounting principles (GAAP) and earnings per diluted share and net earnings before charges in the fourth quarter of fiscal 2003 and first quarter of fiscal 2004. These non-GAAP financial measures are used by management to evaluate financial and operating performance, to compare past, current and projected fiscal performance and compare with the results of the company's competitors. Management does not consider the excluded charge related to a lease-assumption obligation to be directly related to operating results. Excluding the benefit of the 53rd week of operations facilitates comparison with normal 52-week fiscal years and with the company's competitors. Additionally, the company has provided the estimated rate of growth of operating earnings per share from its fiscal 2005 guidance compared with fiscal 2004. Operating earnings per share exclude the previously described charges, the 53rd week in fiscal 2004, and other revenues, which are comprised primarily of gains and fees on restaurant sales to franchisees. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict. Non-GAAP measures are not intended to be a substitute for earnings per diluted share and net earnings determined in accordance with GAAP.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX) operates and franchises
Jack in the Box and Qdoba Mexican Grill restaurants in 33 states combined. Jack in the Box is one of the nation's largest hamburger chains, with more than 2,000 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with approximately 180 restaurants. Based in San Diego, Jack in the Box Inc. has nearly 46,000 employees. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    This news release contains forward-looking statements about the company's financial results and estimates, strategies, initiatives and business prospects that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "will," "anticipate," "project," "plan" and other words of similar meaning in connection with any discussion of future operating or financial performance. The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the cost of produce, particularly tomatoes, which is unusually volatile and unpredictable due to bad weather and destruction of crops; the company's ability to accurately assess consumer desires and trends and to differentiate its brands and menus among themselves and the competition; the inherent risk in expanding a new concept such as JBX Grill that has not yet proven its long-term viability; the uncertainty whether test results of products or concepts are predictive of successful results on a larger scale; the impact of competitive response, including pricing, new products, marketing and operational initiatives; costs may exceed projections, including costs related to (i) new construction, (ii) Jack in the Box remodels and conversions of Jack in the Box restaurants to JBX Grill,
(iii) developing and marketing JBX Grill as a new concept, (iv) beef and other food ingredients, (v) utilities, (vi) labor, including increases in the minimum wage, and (vii) workers' compensation and other insurance; the effect of product deletions; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings and continuation of sales of company-operated restaurants to franchisees; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; adverse regional weather conditions, and business, economic and other local or national conditions or events which affect consumer confidence and spending patterns, such as concerns about the safety of beef or other foods; concerns about obesity; the effect of any widespread negative publicity regarding the company or the restaurant industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; the effects of legal claims; and the possibility of unforeseen events affecting the industry in general. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of Nov. 17, 2004. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.


                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                           Thirteen   Twelve   Fifty-Three  Fifty-Two
                             Weeks     Weeks      Weeks       Weeks
                             Ended     Ended      Ended       Ended
                           --------- --------- ----------- -----------
                            Oct. 3,  Sept. 28,   Oct. 3,    Sept. 28,
                             2004      2003       2004         2003
                           --------- --------- ----------- -----------
Revenues:
  Restaurant sales         $505,440  $442,485  $2,033,482  $1,864,180
  Distribution and other
   sales                     65,022    30,387     197,762     108,738
  Franchise rents and
   royalties                 17,999    14,572      66,653      54,371
  Other                       5,476     5,590      24,467      31,001
                           --------- --------- ----------- -----------
                            593,937   493,034   2,322,364   2,058,290
                           --------- --------- ----------- -----------
Costs of revenues:
  Restaurant costs of
   sales                    157,495   136,919     630,942     573,751
  Restaurant operating
   costs                    257,815   235,541   1,049,937     984,455
  Costs of distribution
   and other sales           63,964    29,441     194,251     106,003
  Franchised restaurant
   costs                      8,576     6,313      32,054      25,715
                           --------- --------- ----------- -----------
                            487,850   408,214   1,907,184   1,689,924
                           --------- --------- ----------- -----------

Selling, general and
 administrative              68,959    53,931     264,106     228,142
                           --------- --------- ----------- -----------

Earnings from operations     37,128    30,889     151,074     140,224
Interest expense              3,588     5,239      27,318      24,838
                           --------- --------- ----------- -----------

Earnings before income
 taxes                       33,540    25,650     123,756     115,386

Income taxes                 11,872     9,283      45,252      41,768
                           --------- --------- ----------- -----------

Net earnings                $21,668   $16,367     $78,504     $73,618
                           ========= ========= =========== ===========

Earnings per share:
  Basic                        $.59      $.45       $2.17       $2.02
  Diluted                      $.58      $.45       $2.12       $1.99

Weighted-average shares
 outstanding:
  Basic                      36,542    36,025      36,237      36,473
  Diluted                    37,609    36,590      36,961      36,968


                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 Oct. 3,    Sept. 28,
                                                  2004         2003
----------------------------------------------------------------------
                                ASSETS
Current assets:
   Cash and cash equivalents                     $131,700     $22,362
   Accounts and notes receivable, net              18,310      31,582
   Inventories                                     34,043      31,699
   Other current assets                            56,102      62,972
                                               ----------- -----------
        Total current assets                      240,155     148,615
                                               ----------- -----------

Property and equipment, net                       896,048     866,960

Other assets, net                                 186,961     160,375
                                               ----------- -----------

        TOTAL                                  $1,323,164  $1,175,950
                                               =========== ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $8,203     $12,334
   Other current liabilities                      267,522     225,400
                                               ----------- -----------
        Total current liabilities                 275,725     237,734
                                               ----------- -----------

Long-term debt, net of current maturities         297,092     290,746

Other long-term liabilities                       173,240     177,148
                                               ----------- -----------
        Total liabilities                         746,057     705,628
                                               ----------- -----------

Stockholders' equity                              577,107     470,322
                                               ----------- -----------

        TOTAL                                  $1,323,164  $1,175,950
                                               =========== ===========

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications
             Email: brian.luscomb@jackinthebox.com